TEMPUR SEALY ANNOUNCES COMPLETION OF AMENDED CREDIT FACILITIES

LEXINGTON, Ky. — October 17, 2019 — Tempur Sealy announced today that it has successfully completed the closing of its amended revolving and term loan senior secured credit facilities.

The amended $850 million senior secured credit facilities include a $425 million revolving credit facility and a $425 million term loan facility. The proceeds of the revolving and term loan facilities will be used to refinance Tempur Sealy's existing credit facilities and for general corporate purposes. The amended credit facilities have an accordion feature that permits incremental borrowings of at least $550 million and potentially substantially more based on a specified secured leverage ratio and certain other conditions.

"We are pleased to announce the refinancing, which reflects our success in strengthening our global competitive position, our successful expansion into direct to consumer business and recent market share gains in North America. The new facility decreases our borrowing costs, provides increased operating flexibility and significantly extends our debt maturities,” said Tempur Sealy Chairman and CEO Scott Thompson. “We truly appreciate the 12 different world class banks who elected to participate in the financing and demonstrated their enthusiastic support for Tempur Sealy by substantially over-subscribing the deal."

Mr. Thompson further added, “This transaction represents the lowest interest rate spread on a like for like leverage in the company’s history which I believe is a direct reflection of our powerful Omni channel strategy and our disciplined capital allocation policies.”

Additional details regarding the amended credit facilities will be available in Tempur Sealy's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Tempur Sealy International, Inc.
Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third party retailers, its own stores, and online. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com